[Letterhead of Mantyla, McReynolds & Associates]


                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                ---------------------------------------------------


December 10, 1996



Summa Vest, Inc.
1787 East Ft. Union Blvd., #106
Sandy, Utah  84121

Re: Consent to be named in the S-8 Registration Statement of Summa Vest, Inc., a Utah corporation (the "Registrant"), SEC File No. 33-1210-D, to be filed on or about December 10, 1996, covering the registration and issuance of 969,400 shares of common stock to four individual consultants

Gentlemen:

        We hereby consent to the use of our report dated November 1, 1996, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.


/s/ Mantyla, McReynolds & Associates
Certified Public Accountants

cc:  Summa Vest, Inc.


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